EXHIBIT 99.2

MIX 1 LIFE INC.

Compensation Committee Charter

I. Mission Statement

The Compensation Committee (the “Committee”) is established by the Board of Directors (the “Board”) of Mix 1 Life Inc. (the “Company”). The purpose of the Committee is to assist the Board in fulfilling its oversight responsibilities related to the Company’s compensation structure and compensation, including equity compensation, if any, paid by the Company.

II. Membership and Qualifications

Membership: The Committee shall consist of at least two independent members of the Board, each of whom shall serve for a term of one year or until the successor shall be duly elected and qualified, and shall be elected annually by the Board.

In affirmatively determining the independence of any director who will serve on the Committee, the Board must consider all factors specifically relevant to determining whether a director has a relationship to the Company which is material to that director’s ability to be independent from management in connection with the duties of a Committee member, including, but not limited to:

(i)	the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by the Company to such director; and

(ii)	whether such director is affiliated with the Company, a subsidiary of the Company or an affiliate of a subsidiary of the Company.

Qualifications: All members of the Committee:

A.

Shall be Independent Directors as defined under NASDAQ Rule 5605(a)(2), and free from any material relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee.

B.	Shall not have participated in the preparation of the financial statements of the Company or any of its subsidiaries at any time during the preceding three years.

Chairman: The Committee Chairman shall be elected by the Board annually.

Resignation, Removal and Replacement: Any member of the Committee may resign from the Committee at any time upon written notice of such resignation to the Company. The Board shall have the power at any time to remove a member of the Committee with or without cause, to fill all vacancies, and to designate alternate members, upon the recommendation of the Committee, to replace any absent or disqualified members, so long as the Committee shall at all times have at least two members and be composed solely of directors meeting the qualifications set forth above.

1

III. Meetings and Other Actions

The Committee will meet at least once a year and at such additional times as may be necessary to carry out its responsibilities. All meetings and other actions by the Committee shall be organized and governed as follows:

A.

Action may be taken by the Committee upon the affirmative vote of a majority of the members present at a meeting if a majority of Committee members is present, as determined in accordance with the Company’s bylaws;

B.

Any two members, the Chairman of the Committee, the Chairman of the Board, and/or the Chief Executive Officer of the Company (the “CEO”) may call a meeting of the Committee whenever they deem such meeting to be necessary;

C.	Action may be taken by the Committee without a meeting if all of the members of the Committee indicate their approval thereof in writing; and

D.	The CEO may not be present during voting or deliberations on his or her compensation;

E.

The Committee may invite any director who is not a member of the Committee, officer, or any employee, counsel, representative of service providers or other persons to attend meetings and provide information as the Committee, as determined by the Committee.

IV. Goals, Responsibilities and Authority

In carrying out its mission, the Committee shall have direct responsibility and authority to perform the following duties:

A.	Assist the Board in developing and evaluating potential candidates for executive positions (including the CEO) and oversee the development of executive succession plans;

B.

Review and approve annually Company goals and objectives relevant to the CEO and other executive officers’ total compensation, evaluate the CEO’s and other executive officers’ performance to ensure that it is designed to achieve the objectives of rewarding the Company’s executive officers appropriately for their contributions to Company growth and profitability and, together with the CEO, evaluate and approve the compensation of the Company’s other executive officers;

C.	Review, determine and approve, or recommend to the Board for review, determination, and approval, the compensation paid to the CEO and to all other executive officers of the Company;

D.

Review the Company’s compensation practices and the relationship among risk, risk management and compensation in light of the Company’s objectives, including its safety and soundness and the avoidance of practices that would encourage excessive risk;

E.

Review the Company’s incentive compensation plans and perquisites, if any, to ensure such plans are consistent with the Company’s goals and objectives and appropriately aligning executive officers’ interests with those of the Company’s shareholders, make recommendations to the Board regarding the adoption of new employee incentive compensation plans and equity-based plans, and administer the Company’s existing incentive compensation plans and equity-based plans, including reviewing and approving stock option and restricted stock grants;

2

F.	Evaluate periodically the compensation of directors, including compensation for service on Board Committees, and make recommendations to the Board regarding adjustments to such compensation;

G.

Prepare annually, if required, the Compensation Committee Report on executive compensation for inclusion in the Company’s annual report on Form 10-K or the Company’s proxy statement for the annual meeting of shareholders in accordance with Item 407(e)(5) of Regulation S-K;

H.

Review and discuss annually with Company management the executive compensation disclosure to be included in the Company’s annual report on Form 10K or the Company’s proxy statement for the annual meeting of shareholders, including, if required, any Compensation Discussion and Analysis required under Item 402 of Regulation SK and, after such review, propose any recommended changes to such disclosures to be included in such report or proxy statement;

I.	Review and assess periodically the adequacy of this Charter and submit any proposed amendments to the Charter to the Board for approval;

J.	Report regularly recommendations to the Board and perform annually, or participate in, an evaluation of the Committee, the results of which shall be presented to the Board;

K.	Review such other matters as the Board or the Committee shall deem appropriate;

L.	Retain or obtain the advice of a compensation consultant, legal counsel or other adviser;

M.	Appoint, determine the compensation to be paid and oversee the work of any compensation consultant, legal counsel and other adviser retained by the Committee;

N.

Determine the appropriate amount of funding, to be provided by the Company, for payment of reasonable compensation to a compensation consultant, legal counsel or any other adviser retained by the Committee; and

O.

Select, or receive advice from, a compensation consultant, legal counsel or other adviser to the Committee, other than in-house legal counsel, only after taking into consideration the following factors:

(i)	the provision of other services to the Company by the person that employs the compensation consultant, legal counsel or other adviser;

(ii)

the amount of fees received from the Company by the person that employs the compensation consultant, legal counsel or other adviser, as a percentage of the total revenue of the person that employs the compensation consultant, legal counsel or other adviser;

3

(iii)	the policies and procedures of the person that employs the compensation consultant, legal counsel or other adviser that are designed to prevent conflicts of interest;

(iv)	any business or personal relationship of the compensation consultant, legal counsel or other adviser with a member of the Committee;

(v)	any stock of the Company owned by the compensation consultant, legal counsel or other adviser; and

(vi)	any business or personal relationship of the compensation consultant, legal counsel, other adviser or the person employing the adviser with an Executive Officer of the Company.

The Committee is required to conduct the independence assessment outlined in NASDAQ Rule 5605(d) with respect to any compensation consultant, legal counsel or other adviser that provides advice to the Committee, other than in-house legal counsel. However, nothing in Rule 5605(d) requires a compensation consultant, legal counsel or other compensation adviser to be independent, only that the Committee consider the enumerated independence factors before selecting, or receiving advice from, a compensation adviser. The Committee may select, or receive advice from, any compensation adviser they prefer, including ones that are not independent, after considering the six independence factors outlined above.

V. Disclosure of Charter

This Charter will be made available on the Company’s Internet website.

4